Exhibit 99.2

Consent of FMV Opinions, Inc.

September 28, 2006

The Board of Directors
Mossimo, Inc.
and
The Board of Directors
Iconix Brand Group, Inc.

We consent to the use of our fairness opinion dated April 26, 2006 included in this proxy statement/prospectus, and the references to our firm therein.

/s/ FMV Opinions, Inc.

FMV Opinions, Inc.
Irvine, CA